                                                                     EXHIBIT 2.3

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 JCF CFN II LLC

         This Limited Liability Company Agreement (this "Agreement") of JCF CFN II LLC (the "Company") is entered into effective as of June 20, 2003 by and between JCF Associates I LLC, as the managing member (the "Managing Member"), and each of the other members from time to time listed on Schedule A hereto (the "Regular Members", and together with the Managing Member, the "Members"). The Members agree as follows:

         1. Name. The name of the Company shall be JCF CFN II LLC, or such other name as the Managing Member may from time to time hereafter designate.

         2. Formation. The Company has been formed under the provisions of the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 et seq. (the "Act").

         3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

         4. Purpose. "The purpose of the Company shall be, directly or indirectly through subsidiaries or affiliates, (i) to serve as a member of CFN Investment Holdings LLC, a Delaware limited liability company ("Holdings") in accordance with the Limited Liability Company Agreement of Holdings dated as of December 19, 2002 (as amended from time to time, the "Holdings Agreement"), (ii) to serve as a member of FPS DIP LLC, a Delaware limited liability company
("DIP") in accordance with the Limited Liability Company Agreement of DIP dated as of December 19, 2002 (as amended from time to time, the "DIP Agreement"),
(iii) to serve as a member of Green Tree Investment Holdings II LLC ("Green Tree") in accordance with the Limited Liability Company Agreement of Green Tree (as amended from time to time, the "Green Tree Agreement"), (iv) to serve as a member of such other entities as are formed to effect the
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                                                                               2


acquisition of certain assets of Conseco Finance Corporation (such other entities, together with Holdings, DIP and Green Tree, the "Entities") in accordance with the applicable governing documents of such entities (together with the Holdings Agreement, the DIP Agreement and the Green Tree Agreement, the "LLC Agreements") and (v) to do all things necessary or incidental thereto.

         5. Offices.

                  (a) The principal place of business and office of the Company shall initially be located at 399 Park Avenue, 27th Floor, New York, NY 10022, and the Company's business shall be conducted from, such place or such other places as the Managing Member may designate from time to time.

                  (b) The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Managing Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

         6. Members. The Members of the Company as of the date hereof and their respective addresses are set forth on Schedule A hereto. Additional Members may be admitted to the Company, and Schedule A may be accordingly amended, with the joint consent of all of the Members; provided, that any affiliate of the Managing Member that makes a capital contribution to the Company pursuant to Sections 10(b) or 10(c) shall be admitted to the Company as a Regular Member solely upon the direction of the Managing Member.

         7. Term. The term of the Company commenced on June 19, 2003, the date of filing of the certificate of formation of the Company in accordance with the Act, and shall
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                                                                               3


continue until the Company is dissolved and its affairs are wound up in accordance with Section 16 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

         8. Management of the Company. The Managing Member shall manage the affairs of the Company. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. The Managing Member may appoint an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements to the certificate of formation of the Company and may appoint others as authorized persons to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Managing Member or any authorized person appointed by it shall have the power to bind the Company. The Managing Member shall devote such time to the business and affairs of the Company as it deems necessary, in its sole discretion, for the performance of its duties, but in any event, shall not be required to devote full time to the performance of such duties and may delegate its duties and responsibilities as provided in this Agreement. Nothing in this Agreement shall be deemed to preclude any Member or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities for the account of any such other business, for their own accounts or for clients.

         9. Limitation of Liability.

                  (a) Except as provided in the Act or as such Member shall otherwise expressly agree in writing, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member of the Company.
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                                                                               4


                  (b) In no event shall any Member or former Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Member from the Company in each case except as otherwise specifically provided in this Agreement, as such Member shall otherwise expressly agree in writing or as may be required by applicable law.

         10. Capital Contributions.

                  (a) Members shall make capital contributions to the Company in such amounts and at such times as shall be determined by the Managing Member in its sole discretion; provided that, subject to the penultimate sentence of this
Section 10(a), no Regular Member shall be required to make a capital contribution to the Company pursuant to this Section 10 that, when taken together with such Regular Member's prior capital contributions to the Company and such Regular Member's prior capital contributions to JCF CFN LLC ("JCF I"), would be in excess of such Regular Member's Maximum Contribution Commitment (as such term is defined in the Limited Liability Company Agreement of JCF I, dated as of December 19, 2002 (as amended from time to time, the "JCF I Agreement")) to JCF I. Notwithstanding anything in this Agreement to the contrary, if requested by the Managing Member each Member shall be required, without regard to its Maximum Contribution Commitment, to make a pro rata (based on Percentage Interests) capital contribution to the Company in respect of (i) the costs and expenses arising from the organization and operations of the Company and (ii) the Company's obligations under Section 12 hereof. The Managing Member shall give the Members at least 5 business days prior written notice of any contribution required pursuant to the immediately preceding sentence.

                  (b) In the event (A) the Company is required to make an
Initial Capital Contribution (as defined in the Holdings Agreement) or Mandatory Capital Contribution to Holdings or other payments owed by the Company to any Entity pursuant to the applicable
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                                                                               5


Entity Agreement and (B) the contribution by any Regular Member of all or any portion of its pro rata share (based on Percentage Interests) of such Initial Capital Contribution (as defined in the Holdings Agreement), Mandatory Capital Contribution or other payment would, when taken together with such Regular Member's prior capital contributions to the Company and JCF I, be in excess of such Regular Member's Maximum Contribution Commitment (any such excess being referred to as such Regular Member's "Excess Amount"), then the Managing Member shall, either directly or through one or more of its affiliates, make a capital contribution to the Company in an amount equal to such Excess Amount and the Percentage Interest of the Managing Member (or the relevant affiliate(s) of the Managing Member) shall be increased proportionately. Notwithstanding the foregoing, the Managing Member and any Regular Member may each agree in their sole and absolute discretion that such Regular Member shall make a capital contribution of all or any portion of such Regular Member's Excess Amount and in such event the Percentage Interest of the Managing Member (or the relevant affiliate(s)) and such Regular Member shall be adjusted accordingly.

                  (c) In the event the Company is requested to make a Voluntary Capital Contribution to Holdings or any other Entity, the Managing Member shall provide the Regular Members with a written notice specifying (A) such Regular Member's pro rata share (based on then existing Percentage Interests) of such Voluntary Capital Contribution and (B) the date a capital contribution from a participating Regular Member for such Voluntary Capital Contribution is required to be made to the Company, which date shall be no less than 5 business days following the date of such written notice. Each Regular Member shall be required to notify the Managing Member within 3 business days of the date of the written notice provided pursuant to the preceding sentence whether the Regular Member elects to make all or any portion of such capital contribution. If any Regular Member elects to make less than 100% of its share of such Voluntary Capital Contribution (the difference between a Regular Member's share of such
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                                                                               6


Voluntary Capital Contribution and the capital contribution elected to be made by such Regular Member in respect thereof being referred to as such Regular Member's "Shortfall Amount"), the Managing Member shall be permitted, either directly or through one or more of its affiliates, to make a capital contribution to the Company in an amount up to such Regular Member's Shortfall Amount and the Percentage Interest of the Managing Member (or the relevant affiliate(s) of the Managing Member) shall be increased proportionately.

         11. No Right to Resign or Withdraw. No Member shall have the right to resign or withdraw from the Company except upon the transfer of all of its interest in the Company in accordance with the provisions hereof, and no Member shall have the right to withdraw any amount from the Company or receive any distribution except as expressly provided herein.

         12. Exculpation and Indemnification.

                  (a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, no Member nor any of its officers, directors, shareholders, members, managers, partners or employees nor any officer or employee (including for this purpose any Member who serves as a consultant to the Company) of the Company or its affiliates (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Company or any other Member for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person unless such act or omission resulted from fraud, willful misconduct, gross negligence, a violation of applicable securities laws or a breach of this Agreement, or any related document by such Covered Person and except that nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of any rights under other
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                                                                               7


laws which as a matter of law may not be waived.

                  (b) To the fullest extent permitted by law, the Company shall indemnify and hold harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, its business or affairs; provided that a Covered Person shall not be entitled to indemnification under this Section with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, willful misconduct, gross negligence or a breach of this Agreement or any related document by such Covered Person and nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of rights under other laws which as a matter of law may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

                  (c) To the extent that, at law or in equity or otherwise, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another
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                                                                               8


Member, such Member acting under this Agreement shall not be liable to the Company or to any such other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Member otherwise existing at law or in equity or otherwise, are agreed by the Members to modify to that extent such other duties and liabilities of such Member.

         13. Distributions. The Managing Member shall be required to distribute to the Members in proportion to their respective Percentage Interests any proceeds from an investment within 30 calendar days after the receipt thereof; provided that the Managing Member shall be permitted to withhold from any distribution amounts necessary to create, in its discretion, appropriate reserves for expenses and liabilities, contingent or otherwise, of the Company. Profits and losses shall be allocated among the Members in proportion to their respective Percentage Interests. Distributions upon the dissolution and winding up of the Company, after payment of amounts to satisfy all creditors of the Company (including Members who are creditors of the Company), either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves in amounts determined in good faith by the Managing Member), shall be made among the Members in proportion to their respective Percentage Interests. Each Member's "Percentage Interest" as of any date shall be equal to the ratio between (x) all capital contributions made to the Company and (y) the aggregate capital contributions to the Company by all Members as of such date, and shall be set forth on Schedule A hereto.

         14. Capital Accounts. There shall be established for each Member on the books of the Company as of the date hereof, a capital account (each being a "Capital Account"). The Capital Account of each Member shall be credited with such Member's initial capital contribution, if any, increased by any allocation of income or gain and by any additional capital contributions by that Member, and shall be reduced by any allocation of loss, expense or
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                                                                               9


deduction and by any distribution to that Member. Capital Accounts shall be appropriately adjusted to reflect transfers of a Member's interests. The provisions of this Section 14 relating to the maintenance of Capital Accounts and allocations of Company income, gain, loss, expense or deduction are intended to comply with United States Treasury regulations section 1.704-1(b) (including, without limitation, the "qualified income offset" provisions contained therein) and shall be interpreted and applied in a manner consistent with such United States Treasury regulations. Additionally, the foregoing allocation provisions shall be interpreted and applied in a manner consistent with the "minimum gain chargeback" provisions of such United States Treasury Regulations. Interest shall not be payable on Capital Account balances.

         15. Allocations. (a) Net income and loss of the Company for each fiscal period as determined in the reasonable discretion of the Managing Member shall be allocated among the Capital Accounts of the Members in a manner that as closely as possible gives economic effect to the provisions of Sections 13 and 16 and other relevant provisions hereof.

                  (b) All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of net income and loss shall be allocated among the Members pursuant to this Agreement, except as may otherwise be provided herein or by the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, the Managing Member in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members, within the meaning of the Code and Treasury regulations. The Managing Member shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion.

                  (c) To the extent the Company is required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Member
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                                                                              10


("Tax Advances"), the Managing Member may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the Managing Member and any member or officer of the Managing Member from and against any liability with respect to Tax Advances required on behalf of or with respect to such Member. In the event the Company is liquidated and a liability is asserted against the Managing Member and any member or officer of the Managing Member for Tax Advances, the Managing Member shall have the right to be reimbursed from the Member on whose behalf such Tax Advance was made.

         16. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

         (i) The occurrence of an event with respect to the Managing Member causing a dissolution of the Company under Section 18-801 of the Act, provided, however, that the Company shall not be dissolved or required to be wound up upon the occurrence of any such event if within ninety (90) days after the occurrence of such event, all Regular Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of a replacement Managing Member, in which event the Managing Member shall become a Regular Member;

         (ii)     Judicial dissolution;

         (iii)    The mutual agreement of the Members; or

         (iv) The disposition or liquidation to cash of all of the Company's investments.
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         17. Assignments of Membership Interest. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively "transfer") all or any part of its interest in the Company, nor shall any Member have the power to substitute a transferee in his place as a substitute Member, without, in either event, having obtained the prior written consent of each other Member, which consent may be given or withheld in its sole discretion; provided that no such consent shall be required for a transfer by any Member of all of its interest in the Company to any affiliate of such Member so long as such Member remains contingently liable for the performance by such affiliate of its obligations hereunder and such transfer does not impose any legal, tax or regulatory burden upon the Company. Upon any such transfer to an affiliate of a Member's interest in the Company, such affiliate shall be admitted as a substitute Member of the Company in lieu of the transferor Member.

         18. Tax Matters. Information required for Members to prepare their federal, state and local income tax returns will be delivered to each Member after the end of each taxable year of the Company. Every reasonable effort will be made to furnish such information within 90 days after the end of each taxable year. Unless the Company is advised by counsel that it is entitled to be treated as a disregarded entity for federal income tax purposes, the Company shall file its tax returns as a partnership for federal, state and local income and other tax purposes. The "tax matters partner" for purposes of Section 6231(a)(7) of the Code shall be the Managing Member. The Managing Member shall have all the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company.

         19. Amendments. This Agreement may be amended only upon the written consent of all of the Members.

         20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware.
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         21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         22. Confidentiality. Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

                                          MANAGING MEMBER

                                          JCF ASSOCIATES I LLC


                                              By: /s/ Sally Rocker
                                                  ------------------------------
                                                  Name: Sally Rocker
                                                  Title: Principal


                                          REGULAR MEMBERS

                                          THE ENSTAR GROUP, INC.

                                          By: /s/ Nimrod T. Frazer
                                              ------------------------------
                                              Name: Nimrod T. Frazer
                                              Title: Chairman and CEO

                                          CASTLEWOOD HOLDINGS LIMITED


                                          By: /s/ Richard John Harris
                                              ------------------------------
                                              Name: Richard John Harris
                                              Title: Chief Financial Officer

                                                                      Schedule A

--------------------------------------------------------------------------------
NAME AND ADDRESS                                      PERCENTAGE INTEREST
----------------                                      -------------------
--------------------------------------------------------------------------------
Managing Member:
----------------

JCF Associates I LLC                                  0%
399 Park Avenue
27th Floor
New York, NY 10022
--------------------------------------------------------------------------------
Regular Members:
----------------

The Enstar Group, Inc.                                60%
401 Madison Avenue
Montgomery, AL 36104

Castlewood Holdings Limited                           40%
Clarendon House
2 Church Street
Hamilton, HM CX
Bermuda
--------------------------------------------------------------------------------